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                                                  51 Sawyer Road, Suite 200
[INVERNESS MEDICAL LOGO]                          Waltham, Massachusetts 02453
                                                  Telephone 781-647-3900
                                                  Facsimile 781-647-3939

April 4, 2007

Mr. Kim D. Blickenstaff
Dr. Kenneth F. Buechler
Dr. Anthony DeMaria
Mr. Howard E. Greene, Jr.
Mr. Lonnie M. Smith
Mr. Timothy J. Wollaeger
Biosite Incorporated
9975 Summers Ridge Road
San Diego, CA 92121

Dear Members of the Board of Directors,

I am writing out of serious concern regarding the process that was undertaken and that resulted in the announced agreement and plan of merger between Biosite and Beckman Coulter.

As you are aware, executives from Inverness have made repeated attempts over the past 10 months to engage the Biosite management team and Board in a meaningful dialogue about a potential combination of our two companies. Most recently, on February 20th , Inverness submitted a proposal to acquire Biosite and subsequently entered into a confidentiality agreement for the express purpose of working with Biosite to explore the possibility of enhancing that offer. In fact, we had proposed a meeting with Kim Blickenstaff on the evening of Tuesday, March 27th. This meeting was to be attended by Ken Buechler as well. One of the objectives of this meeting was to discuss valuation. We were therefore extremely surprised and disappointed by your announcement on March 25th of an agreement with Beckman Coulter.

While I am deeply dismayed that the Biosite Board would have approved entering into an agreement with another party prior to having a meaningful conversation with us about a transaction, our determination to acquire Biosite remains firm.

Based upon information we have received to date, we are prepared to offer to acquire all of Biosite's outstanding common stock, other than the approximately 4.9% of Biosite shares that we already own, for $90 per share. This price represents a 63% premium above Biosite's closing share price on Friday, March 23rd (the last trading day before the announcement of the agreement with Beckman Coulter) and a further premium above Beckman Coulter's offer, as well as Biosite's current share price.

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April 3, 2007
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We currently have the necessary cash on-hand and committed financing to fund the transaction. Enclosed with this letter are the commitment letters from our financing sources. The transaction will be structured as a cash merger that will require the approval of Biosite's shareholders. We believe that your shareholders will appreciate the enhanced value that our proposal delivers to them and will enthusiastically support such a merger. We are prepared to tender a draft cash merger agreement to you promptly following the diligence described below. The draft cash merger agreement will contain substantially similar business terms to the Beckman Coulter agreement. While we and our financing sources would require additional due diligence, this is of a confirmatory nature and could be completed during two full days of being granted full and complete access to Biosite, which is substantially less time for due diligence than Beckman Coulter was provided since we delivered our proposal on February 20th .

I believe that this proposal is clearly superior to the Beckman Coulter transaction for Biosite shareholders. In addition, as we have stated before, our proposed transaction with Biosite represents a compelling combination and excellent strategic fit for both our companies. Inverness has great respect and admiration for Biosite, including its business, products, R&D efforts, operations and employees. This combination would provide significant benefits to the public, particularly in the area of cardiology diagnostics. We believe that, as a combined company, we could become both the leading professional and consumer rapid diagnostic company in the world.

We view time as being of the essence in this matter. We would prefer to work with the Biosite Board as we have tried in good faith to do for the past 10 months. However if we do not hear back from you by 5:00 pm, EDT, on Sunday, April 8th, we are prepared to bring our proposal directly to your shareholders.

If you have additional questions regarding our proposal, please feel free to contact our financial advisors listed below.

Sincerely,

/s/ Ron Zwanziger
Ron Zwanziger
Chairman, President and Chief Executive Officer

Financial Advisors Contacts:

Chris Covington                             Marc-Anthony Hourihan
Covington Associates                        Managing Director, Mergers &
75 Central Street                           Acquisitions
Boston, MA 02109                            UBS Investment Bank
Phone: 617 314 3950                         299 Park Avenue
                                            New York, NY 10171
                                            Phone: 212 821 2877